Exhibit 99.1

News Release	Bayer AG Communications 51368 Leverkusen Germany Tel. +49 214 30-1 www.press.bayer.com

Bayer to acquire Schiff Nutrition International for US$ 1.2 billion

Strategic move to significantly strengthen Consumer Care business of Bayer: Transaction includes MegaRed®, Move Free® and Airborne® brands

Leverkusen, Germany/Morristown, New Jersey/Salt Lake City, Utah, USA (October 30, 2012) – Bayer HealthCare LLC has signed a merger agreement to acquire Schiff Nutrition International, Inc. (NYSE: SHF), a leading company offering vitamins and nutritional supplements in the United States and other countries. Schiff’s product portfolio includes core brands MegaRed®, Move Free® and Airborne®, among others. The transaction values Schiff at approx. US$1.2 billion (approx. €920 million) representing US$34 per share in cash. Closing is subject to customary closing conditions and is expected by year end 2012.

“Bayer is committed to augment its organic growth with strategic bolt-on acquisitions. This transaction represents an excellent strategic fit for our HealthCare business,” said Dr. Marijn Dekkers, CEO of Bayer AG. “The Schiff business significantly enhances our presence and position in the United States, which accounts for more over-the-counter and nutritional products sales than any other country in the world.”

“We will utilize our extensive marketing, sales and distribution expertise to further develop the strong brands we are acquiring,” said Dr. Jörg Reinhardt, CEO of Bayer HealthCare. “We will also look to leverage Schiff’s new technology platforms with innovation potential for other Bayer-owned brands and markets globally.”

Tarang P. Amin, President and CEO of Schiff, said, “Schiff has a 75 year heritage of providing consumers with quality nutritional products. We are focused on building premium brands and leading innovation. We believe Bayer is well positioned to take our leading brands to the next level.”

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Schiff generated net sales of US$259 million (approx. €200 million) for its fiscal year ended May 31, 2012. On September 18, 2012, Schiff publicly announced that net sales for fiscal year 2013 were projected to grow between 43 and 46 percent. Expected sales growth includes contributions from new products and brand building as well as Airborne®, which was acquired by Schiff on March 30, 2012.

The company employs approximately 400 people with its headquarters and manufacturing site based in Salt Lake City, Utah, as well as offices in Emeryville, California. The Schiff portfolio includes strong brands in three of the largest health supplement segments including Joint Care (Move Free®), Cardiovascular Health (MegaRed®) and Immune Support (Airborne®), among others. These products complement Bayer’s existing OTC portfolio and will allow it to provide consumers with a broad range of options in these key segments.

Bayer: Science For A Better Life

Bayer is a global enterprise with core competencies in the fields of health care, agriculture and high-tech materials. As an inventor company, it sets trends in research-intensive areas. Bayer’s products and services are designed to benefit people and improve the quality of life. At the same time, the Group aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and acts as a socially and ethically responsible corporate citizen. In fiscal 2011, the Group employed about 112,000 people and had sales of €36.5 billion. Capital expenditures amounted to €1.7 billion, R&D expenses to €2.9 billion. For more information, go to www.bayer.com.

About Bayer HealthCare

Bayer HealthCare, a subgroup of Bayer AG with annual sales of €17.2 billion (2011), is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. Bayer HealthCare combines the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions.

Bayer HealthCare’s Consumer Care Division is headquartered in Morristown, New Jersey, USA. It is among the largest marketers of over-the-counter medications and nutritional supplements in the world. Some of the most trusted and recognizable brands in

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the world today come from the Bayer portfolio of products. These include Bayer® Aspirin, ALEVE®, Flanax®/Apronax®, Alka-Seltzer Plus®, Bactine®, RID®, Phillips’® Milk of Magnesia, Midol®, Alka-Seltzer®, Talcid®, Rennie®, Canesten®, Bepanthen®, Bepanthol®, One-A-Day® vitamins, FlintstonesTM vitamins, Supradyn®, Redoxon®, Berocca®, Cal-D-Vita/Elevit®, Vital 50 Plus®, CardioAspirin®.

About Schiff Nutrition

Schiff Nutrition International, Inc. is a leading nutritional supplement company offering vitamins, nutritional supplements and nutrition bars in the United States and abroad. Schiff’s portfolio of well-known brands includes MegaRed®, Move Free®, Airborne®, Tiger’s Milk®, Digestive Advantage® and Schiff® Vitamins. Focused on quality for 75 years, Schiff’s headquarters and award-winning manufacturing and distribution facility are based in Salt Lake City, Utah. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Contact:

Bayer AG:

Günter Forneck, Tel.: +49 214 30-50446

E-Mail: guenter.forneck@bayer.com

Bayer HealthCare:

Tricia McKernan, Tel.: +1 (0) 973 254-4993 or +1 (0) 866 683-1126

E-Mail: tricia.mckernan.b@bayer.com

Schiff Nutrition:

IR Agency Contact:

Becky Herrick, LHA, Tel.: +1 (0) 415 433-3777

E-Mail: bherrick@lhai.com

For more information go to www.bayer.com or www.schiffnutrition.com.

mip                     (2012-0481E)

Forward-Looking Statements

This release may contain forward-looking statements based on current assumptions and forecasts made by Bayer Group or subgroup and Schiff management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the respective companies and the estimates given here. These factors include those discussed in Bayer’s and Schiff’s public reports which are available on the Bayer website at www.bayer.com and on the Schiff website at www.schiffnutrition.com. Bayer and Schiff assume no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

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Additional Information and Where to Find It

No person has commenced soliciting proxies in connection with the proposed acquisition referenced in this press release, and this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. In connection with the proposed acquisition, Schiff intends to file relevant materials with the SEC, including Schiff’s information statement in preliminary and definitive form. Schiff stockholders are strongly advised to read all relevant documents filed with the SEC, including Schiff’s information statement, because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free on the Schiff website at www.schiffnutrition.com.

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